Exhibit 99.1
Ingersoll-Rand Company Limited Clarendon House 2 Church Street Hamilton HM 11 Bermuda www.irco.com
NEWS RELEASE
Contact:	Wendy Bost (Media Contact) (201) 573-3382 Joe Fimbianti (Analyst Contact) (201) 573-3113

Ingersoll-Rand Earnings from Continuing
Operations Increased by 72%;
Revenues Increased by 12% for the 2004 Second Quarter

- Earnings from continuing operations increased by 72% to $250.4 million, or diluted EPS of $1.43 for the 2004 second quarter.

-  Diluted EPS, excluding the gain on the sale of a business, increased by 75% to  $1.42, exceeding previous guidance.

-  Revenues increased by 12% compared to second quarter 2003.

-  Company increases full-year earnings forecast to EPS of $4.75 to $4.85 from  $4.35 to $4.50.

Hamilton, Bermuda, July 22, 2004 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced that in the second quarter of 2004 net income and revenues significantly increased compared to the second quarter of 2003, and diluted EPS exceeded previous guidance.

The company reported net earnings of $286.2 million, or diluted earnings per share (EPS) of $1.63, for the second quarter of 2004.  Second-quarter net earnings included $250.4 million, or EPS of $1.43, from continuing operations, as well as $35.8 million, or EPS of $0.20, from discontinued operations, which represents retained costs and earnings of divested businesses as well as the gains on the sale of divested businesses.  Second-quarter discontinued operations included a gain of $36.3 million, or EPS of $0.21, from the sale of the Drilling Solutions business.  Excluding the Drilling Solutions gain, net income for the second quarter increased by 79% compared to the 2003 second quarter to $249.9 million, or EPS of $1.42.

Net earnings for the 2003 second quarter of $139.3 million, or EPS of $0.81, consisted of EPS of $0.85 from continuing operations and expenses of $6.5 million, or EPS of ($0.04), for total discontinued operations.

"We continued to build momentum during the quarter, generating double-digit revenue growth in every major business segment, except Dresser-Rand, where reduced revenues reflected our focus of improving operating earnings by eliminating low margin projects and buyout components" said Herbert L. Henkel, chairman, president and chief executive officer. "Earnings and operating margins also improved significantly, compared to the second quarter 2003, as we benefited from increased revenues and operating efficiencies.  Additionally, we successfully completed the sale of our Drilling Solutions business, an important move that will enable us to better focus on the businesses and markets that will promote future dramatic growth."

Additional Highlights for the 2004 Second Quarter

Revenues:  The company's revenues increased by approximately 12% to $2,713.9 million compared to revenues of $2,433.9 million for the 2003 second quarter.  Except Dresser-Rand, all of the company's business segments experienced double-digit revenue growth in the quarter compared to the 2003 second quarter:  Infrastructure Sector (+24%), Security and Safety Sector (+16%), Climate Control Sector (+11%), Industrial Solutions Sector comprised of Air and Productivity Solutions (+11%), and Dresser-Rand (-18%).  Excluding Dresser-Rand, second quarter revenues for total IR operations increased by 16% compared to 2003.  Approximately three percentage points of the revenue increase was attributable to the favorable effects of currency translation.

Total recurring revenues, which include revenues from installation, parts, service and rental business, increased by 10% compared to the second quarter of 2003, and accounted for 23% of total revenues.

Gain on Sale of Real Estate:  Second-quarter earnings from continuing operations included $13.5 million of pre-tax income, or EPS of $0.05, from the gain on the sale of real estate.

Interest and Other Expense:  Interest expense was $40.0 million for the second quarter of 2004, compared to $44.0 million for the 2003 second quarter, a decrease of $4.0 million.  This decrease was due primarily to lower year-over-year debt levels.  Other expense totaled $1.2 million for the second quarter, compared to $2.5 million of income for the second quarter of 2003.

Taxes:  The company's effective tax rate for continuing operations for the second quarter of 2004 was 14.6%, compared to 12.7% in the second quarter of 2003 and 13.5% in the first quarter of 2004.  The higher tax rate is due to an increase in the 2004 earnings outlook, especially in the United States, reduced by a tax benefit of $8.75 million.

Sale of Drilling Solutions:  On February 19, 2004, the company announced an agreement to sell  its Drilling Solutions business to Atlas Copco AB, headquartered in Stockholm, Sweden, for approximately $225 million.  The sale of the U.S. and most international operations was completed on June 30, 2004.  The sale of Drilling Solutions assets held by Ingersoll-Rand (India) Limited, subject to approval by the Indian company's shareholders, is expected in the third quarter of 2004. The Drilling Solutions business had 2003 revenues of approximately $300 million and employed 950 people.  The results of Drilling Solutions have been classified as "discontinued operations net of tax" for the second quarter of 2004 and all prior periods.

Second-quarter Business Review

Second-quarter 2004 operating income was negatively impacted by approximately $15.1 million of productivity investments.  Operating income for the second quarter of 2003 included productivity investments of $7.0 million.

 The company categorizes its businesses into four sectors based on industry and market focus: Climate Control, Industrial Solutions, Infrastructure, and Security and Safety.

The Climate Control Sector provides solutions to transport, preserve, store and display temperature-sensitive products, and includes the market-leading brands of Hussmann and Thermo King.  Revenues for the sector of $727.3 million represented an increase of approximately 11% compared to $655.6 million in the second quarter of 2003.  Second-quarter 2004 operating margins increased to 12.6%, compared to 8.4% in the 2003 second quarter. Higher margins were due to increased volume, favorable product mix, and operational improvements.

Revenue from North American operations increased by approximately 7% compared to last year, driven primarily by strong volume improvements in Thermo King's truck and trailer business.  Hussmann display case shipments were flat compared to last year, as supermarket customers continued to limit capital expenditures for new stores and refurbishments of existing operations.

Revenue from international operations also improved substantially, increasing by 18% compared to the second quarter of 2003.  European markets for trucks, trailers and supermarket display cases all increased compared to last year.  Asian revenues improved, driven primarily by market growth for display cases.

The Industrial Solutions Sector is composed of a diverse group of businesses focused on providing solutions to enhance customers' industrial efficiency.

Air and Productivity Solutions provides equipment and services for compressed air systems, tools, and fluid power products.  Total revenues in the second quarter increased by approximately 11% to $380.1 million.  Second-quarter operating margins for Air and Productivity Solutions improved substantially to 11.1%, compared to 5.4% in 2003.  Air Solutions revenues increased by 17% compared to the second quarter of 2003, reflecting higher new product sales in complete units, increased revenues from the aftermarket business, and the benefit of a weaker U.S. dollar.  Total recurring revenues increased by approximately 14% compared to last year, and accounted for 47% of total Air Solutions revenues.   Productivity Solutions' revenues increased by approximately 7% compared to the second quarter of 2003, primarily due to improved activity in the precision assembly market.  Operating earnings increased by approximately 30% compared to last year's second quarter.

    Dresser-Rand (D-R) is a leader in energy conversion technology and is positioned to deliver complete-package solutions to the oil, gas, chemical and petrochemical industries.  D‑R's second-quarter 2004 revenues were $277.4 million, compared to revenues of $337.1 million for last year's quarter.  This expected decline in sales was a result of D-R's progress in eliminating sales of low margin projects as well as buyout components, which are passed through to the customer at no operating margin.  Reflecting its focus on more profitable business, D‑R's operating profit improved to $16.8 million in the second quarter of 2004, compared to $8.0 million in the 2003 second quarter. The second-quarter operating margins were 6.1%, compared to 2.4% last year.  D-R's markets remained strong in the second quarter due to high energy prices.  Second-quarter bookings increased by 48% compared to the second quarter of 2003, and followed a 30% year-over-year booking increase in the first quarter of 2004.

The Infrastructure Sector includes Bobcat® compact equipment, Club Car® golf cars and utility vehicles, and Ingersoll-Rand® road pavers, compactors, portable-power products and general- purpose construction equipment.  Total sector revenues increased by approximately 24% to $886.5 million compared to $716.5 million in the 2003 second quarter.  Operating margins increased to 15.3%, compared to 12.8% in the second quarter of 2003.

Bobcat compact equipment revenues for the second quarter of 2004 increased by 24% compared to last year, due to new product introductions, improving North American markets, and the benefit of a weaker U.S. dollar.  Bobcat margins improved as well, reflecting volume gains and the benefit of productivity initiatives.

Road Development revenues increased by approximately 21% compared to the 2003 second quarter, and benefited from improved sales in North America and Asia as well as favorable currency exchange rates. Operating margins improved, reflecting higher volumes, the effect of plant consolidations in the paving business in 2003, and other cost-reduction measures.

Club Car revenues increased by approximately 21% compared with the second quarter of 2003, primarily reflecting continuing market share gains in a sluggish North American golf market.  During the first quarter of 2004, Club Car introduced a completely redesigned golf car named Precedent.  Customers have enthusiastically received Precedent vehicles, which were major drivers of Club Car's 21% year-over-year revenue growth and its 35% growth of second-quarter bookings compared to last year.

The Security and Safety Sector provides architectural hardware products, mechanical locks,  electronic and biometric access-control technologies, and integrated security solutions.  Second-quarter revenues increased by approximately 16% to $442.6 million.  Electronic access-control and solutions revenues were particularly strong, increasing by 27% due to growing market demand.  The traditional hardware business'  revenues increased by approximately 15% with improvements in both the retail and commercial businesses.  Operating margins of 14.1% declined from 2003, reflecting new product investments and one-time charges of $18 million.  These charges consist of legal and environmental costs, a previously announced plant closing, and the discontinuation of a plumbing fixture product line.

Balance Sheet

Total debt at the end of the 2004 second quarter was approximately $2.1 billion, a reduction of approximately $475 million compared to the second quarter of last year.  The debt-to-capital ratio was 29.6% at the end of the second quarter, compared to 39.0% at the end of the second quarter of 2003.

            During the second quarter of 2004, the company purchased approximately 165,000 shares of Ingersoll-Rand stock under a stock repurchase program.  A total of 15 million shares have been repurchased since the inception of this program in 1997.

2004 Outlook

"Activity in most of IR's major end markets continued to improve during the second quarter of 2004," said Henkel.  "Second-quarter orders for the total company increased by approximately 16% compared to last year's activity.  From our recent order pattern, we see a continuing recovery in most North American and European markets and continuing growth in Asia.

            "As we enter the second half of the year, we are positioned to generate dramatic growth and greater returns for our shareholders.  Through our innovations we are driving dramatic growth and capturing market share.  Our continuous improvement initiatives enhance operating efficiencies, facilitating a more profitable business.  In addition, our businesses are increasingly operating as an integrated unit, generating powerful synergies from our collective talent, resources and brands.

            "Given these conditions, we expect third-quarter 2004 net earnings to be in the range of $1.10 to $1.15 per share.  This forecast excludes the gain on sale of the remaining Drilling Solutions assets and reflects a more than 25% improvement in earnings per share compared to third-quarter 2003 earnings of $0.88 per share. In addition, we have increased our forecast for full-year EPS from total operations to be in the range of $4.75 to $4.85, which is more than 40% above EPS of $3.34 for 2003.

            "Our full-year 2004 expectations exclude the gain on the sale of the Drilling Solutions business and also reflect a tax rate of approximately 16% for continuing operations for the second half of the year.  We also expect operating margins to improve from higher volumes and operating efficiencies, and believe we are on track to generate free cash flow from operations in 2004 of approximately $600 million, which is $100 million higher than we had expected at the beginning of the year."

IR is a leading innovation and solutions provider for the major global markets of Security and Safety, Climate Control, Industrial Solutions and Infrastructure.  The company's diverse product portfolio encompasses such leading industrial and commercial brands as Schlage locks and security solutions; Thermo King transport temperature control equipment; Hussmann commercial and retail refrigeration equipment; Bobcat compact equipment; Club Car golf cars and utility vehicles; and Ingersoll-Rand industrial and construction equipment. In addition, IR offers products and services under many more premium brands for customers in industrial and commercial markets.  Further information on IR can be found on the company's web site at www.irco.com.

This news release includes "forward-looking statements" that involve risks and uncertainties.  Political, economic, climatic, currency, tax, regulatory, technological, competitive and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements.  Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-Q for the quarter ended March 31, 2004.

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7/22/04

(See Accompanying Tables)